Exhibit 99.1

PRESS RELEASE

Alvise Munari Promoted to Global Head of Client Coverage as Laurent Seyer Retires

Baer Pettit, President, to Reassume Additional Title of Chief Operating Officer

New York, NY – October 31, 2019 – MSCI Inc. (NYSE: MSCI), a leading provider of critical decision support tools and services for the global investment community, announced today that Alvise Munari, MSCI’s Head of Client Coverage - Europe, Middle East and Africa (EMEA), has been promoted to the role of Global Head of Client Coverage, effective January 2, 2020, reporting directly to C.D. Baer Pettit, President. In this role, he will assume the responsibility of overseeing MSCI’s sales, client relationship management and client service teams globally as Laurent Seyer, Chief Operating Officer and Chief Client Officer, retires to pursue outside interests. Mr. Seyer will remain with the Company as a Managing Director for a transition period until February 17, 2020. Effective January 2, 2020, Mr. Pettit will reassume the title of Chief Operating Officer.

“With his deep knowledge of our client base and his strategic vision for delivering superior client service, Alvise will enhance our global client relationships and form new ones as we look to expand to new client segments and geographies,” said Henry A. Fernandez, MSCI’s Chairman and Chief Executive Officer. “The title of Chief Operating Officer will revert back to Baer and his responsibilities will remain unchanged. I look forward to our continued partnership to drive our growth strategy.”

“I would like to thank Laurent for his leadership and dedication to MSCI and our clients over the years. Laurent led the transformation of our global client coverage organization through a relentless focus on scale, quality, productivity, efficiency and innovation. What’s more, he has been a consummate team player and inspirational leader who has earned the respect of his colleagues. On behalf of MSCI, I wish Laurent the best in his future endeavors,” added Mr. Fernandez.

“It has been a privilege working with my fellow Executive Committee members and global client coverage team to help build strong client relationships around the world. I remain excited about the opportunities that lie ahead for MSCI and have great confidence in Alvise’s ability to position the client coverage team for such opportunities,” said Mr. Seyer.

“Laurent has been an invigorating and stabilizing force at MSCI, having taken our client coverage organization to new heights, and I wish him every success for the future,” said Mr. Pettit. “Laurent is leaving our global client coverage team in great hands with Alvise, who has already transformed our EMEA sales and client service programs, while also serving as a strong advocate for our business on our Executive Committee. I know that Alvise will continue to build our global client coverage organization to keep MSCI focused on powering better investment decisions made by our clients.”

Mr. Pettit has served as MSCI’s President since October 2017. As President and Chief Operating Officer, he will continue to report to Mr. Fernandez, oversee MSCI’s business functions, including client coverage, marketing, product management, research and product development, technology and operations and serve as a member of MSCI’s Executive Committee. He previously served as Chief Operating Officer from 2015 to 2017, Head of the Product Group from February 2015 to September 2015, Head of Index Products from 2011 to 2015, Head of Marketing from 2005 to 2012 and Head of

Client Coverage from 2001 to 2012. Prior to joining MSCI, Mr. Pettit worked for Bloomberg L.P. from 1992 to 1999. Mr. Pettit holds a Master of Arts degree in history from Cambridge University and a Master of Science degree from the School of Foreign Service at Georgetown University.

Mr. Munari has served as the Head of Client Coverage - Europe, Middle East and Africa (EMEA) since 2015. As Global Head of Client Coverage, he will report to Mr. Pettit and continue to serve as a member of MSCI’s Executive Committee. Prior to joining MSCI, he served as the Global Head of Equity Derivatives Sales and Financial Engineering at Morgan Stanley from 2010 to 2014, and held various senior positions at Merrill Lynch from 2005 to 2010 and Goldman Sachs from 1999 to 2005. Mr. Munari holds an MSc and DPhil in mathematics from Oxford University and an undergraduate degree in economics and mathematics from the London School of Economics.

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About MSCI Inc.

MSCI is a leading provider of critical decision support tools and services for the global investment community. With over 45 years of expertise in research, data and technology, we power better investment decisions by enabling clients to understand and analyze key drivers of risk and return and confidently build more effective portfolios. We create industry-leading research-enhanced solutions that clients use to gain insight into and improve transparency across the investment process. To learn more, please visit www.msci.com. MSCI#IR

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond MSCI’s control and that could materially affect actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the Securities and Exchange Commission (“SEC”) on February 22, 2019 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if MSCI’s underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this press release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.